Exhibit 99.1

Niska Gas Storage Partners LLC Announces Financial Results for Its Second Fiscal Quarter ended September 30, 2010, Increases Its Storage Capacity and Provides Guidance Update

Houston, Texas — November 10, 2010 — Niska Gas Storage Partners LLC (“Niska”) (NYSE: NKA) reported today Adjusted EBITDA (as defined below) for its second fiscal quarter ended September 30, 2010 of $39.2 million, compared to $33.1 million for the second quarter of fiscal 2010.  Adjusted EBITDA for the six months ended September 30, 2010 was $74.5 million, compared to $58.4 million in the same period last year.  Cash Available for Distribution (as defined below) was $20.1 million for the three months and $37.4 million for the six months ended September 30, 2010, respectively.  Net earnings for Niska’s second quarter and six months ended September 30, 2010 were $31.4 million and $32.0 million respectively, compared to three month and six month losses of $30.3 million and $45.0 million for the comparable periods in the prior year.

“We are pleased with the results for our fiscal second quarter, which were achieved in a very difficult environment for seasonal storage spreads,” said Dave Pope, President and CEO of Niska; “While the storage spread environment remains challenging, the geographic diversity of our assets, along with our ability to create low-cost, low-risk organic growth enabled Niska to generate solid financial results.”

“Regarding the fiscal year ending March 31, 2011, we currently estimate that our Adjusted EBITDA will be in the range of $190 million to $205 million.  While revenues may be somewhat lower than anticipated, operational cost savings and reduced income taxes are providing offsetting benefits.  As a result, we expect Cash Available for Distribution to be in the range of $110 million to $125 million.  Finally, expansion capital spending this year is now expected to be between $30 million and $40 million.”

Revenues increased from the prior year in both the current quarter and on a year-to-date basis primarily due to substantially higher optimization revenues.  Increased optimization revenues reflected both realized financial gains from repositioning hedges on optimization inventory as well as substantial unrealized financial gains on hedging instruments related to optimization inventory.  Operating expenses and general and administrative costs, while ahead of last year due to capacity growth and higher expenses related to being a public company, were less than originally expected due to lower fuel costs and effective cost control.

Niska also announced today that it has completed an increase of capacity at its AECO-Countess facility of 13 billion cubic feet, at a development cost of approximately $6.0 million, or $0.45/thousand cubic feet.

As announced October 29, 2010, Niska will pay a cash distribution of $0.35 per unit on November 12, 2010 to unit holders of record at the close of business on November 11, 2010.

Earnings Call

Niska will host a conference call with members of executive management on Thursday, November 11, 2010, at 10:00 a.m. Eastern Time. Interested parties may access the call via our website at www.niskapartners.com. A webcast is also available on the Thomson Reuters Street Events network at www.earnings.com.

If you are unable to participate in the webcast, you may access the live conference call by dialing the following numbers:

U.S. Callers:	1-800-299-7635
International Callers:	1-617-786-2901
Access Code:	27660770

A telephonic replay can be accessed until midnight, November 13, 2010 at the following numbers:

U.S. Callers:	1-888-286-8010
International Callers:	1-617-801-6888
Access Code:	48864922

In addition, an electronic replay and PDF transcript will be available on the Niska website in the Investor Center section under the Presentations and Webcasts Tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in Northern California; and Salt Plains in Oklahoma. Niska also contracts for natural gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts for approximately 198.5 Bcf of natural gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Niska’s SEC filings. Niska undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

*****

Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, unrealized inventory impairment write-downs, gains and losses on asset dispositions, asset impairments and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs and the effects of unrealized gains or losses on interest rate swaps), income taxes paid and maintenance capital expenditures.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                  The financial performance of our assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                  The ability of our assets to generate cash sufficient to pay interest on our indebtedness and make distributions to our equity holders;

•                  Repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                  The viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Contact

Niska Gas Storage Partners LLC

Investor Relations:

Brandon Tran or Vance Powers

(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
		(Niska Predecessor)		(Niska Predecessor)
REVENUES
Long-term contract	$28,394	$26,655	$58,018	$53,516
Short-term contract	9,547	12,337	17,776	24,910
Optimization, net	39,895	(31,153)	43,686	(39,956)
Total revenue	77,836	7,839	119,480	38,470

EXPENSES (INCOME)
Operating	10,115	8,298	21,271	18,189
General and administrative	7,754	5,069	15,272	10,324
Depreciation and amortization	13,244	10,528	23,340	20,790
Interest	19,412	9,088	38,167	13,436
Foreign exchange (gains) losses	(96)	(19,127)	29	(11,800)
Other (income) expense	(12)	(68)	(24)	(79)
	50,417	13,788	98,055	50,860

EARNINGS (LOSS) BEFORE INCOME TAXES	27,419	(5,949)	21,425	(12,390)

Income tax (benefit) expense	(4,018)	24,347	(10,547)	32,569

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$31,437	$(30,296)	$31,972	$(44,959)
Less:
Net earnings prior to initial public offering on May 17, 2010	N/A	N/A	36,234	N/A
Net earnings (loss) subsequent to initial public offering on May 17, 2010	$31,437	N/A	$(4,262)	N/A

Net earnings (loss) subsequent to initial public offering allocated to:
Managing member	$1,105	N/A	$392	N/A
Common unitholders	$15,166	N/A	$(2,327)	N/A
Subordinated unitholder	$15,166	N/A	$(2,327)	N/A

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$0.45	N/A	$(0.07)	N/A

Earnings (loss) per unit allocated to subordinated unitholders – basic and diluted	$0.45	N/A	$(0.07)	N/A

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
		(Niska Predecessor)		(Niska Predecessor)
Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Cash Available for Distribution:

Net earnings (loss)	$31,437	$(30,296)	$31,972	$(44,959)
Add (deduct):
Interest expense	19,412	9,088	38,167	13,436
Income tax (benefit) expense	(4,018)	24,347	(10,547)	32,569
Depreciation and amortization	13,244	10,528	23,340	20,790
Unrealized risk management (gains) losses	(20,721)	38,647	(8,450)	48,448
Foreign exchange (gains) losses	(96)	(19,127)	29	(11,800)
Other (income) expense	(12)	(68)	(24)	(79)
Adjusted EBITDA	$39,246	$33,119	$74,487	$58,405

Less:
Cash interest expense, net	18,303	5,511	36,095	11,451
Income taxes paid	222	(3,783)	287	540
Maintenance capital expenditures	622	127	724	158
Other (income) expense	(12)	(68)	(24)	(79)
Cash available for distribution	$20,111	$31,332	$37,405	$46,335

Revenue:
Long-term contract	28,394	26,655	58,018	53,516
Short-term contract	9,547	12,337	17,776	24,910
Proprietary optimization:
Realized optimization	19,174	7,494	35,236	8,492
Unrealized risk management gains (losses)	20,721	(38,647)	8,450	(48,448)
Total	$77,836	$7,839	$119,480	$38,470

Total realized revenues	$57,115	$46,486	$111,030	$86,918

Capital expenditures:
Maintenance	$622	$127	$724	$158
Expansion and cost reduction	4,574	25,960	14,435	31,307
Total	$5,196	$26,087	$15,159	$31,465

Operating data:
Effective working gas capacity (Bcf)	198.5	185.5	198.5	185.5

Selected Balance Sheet data

	September 30,	March 31,
	2010	2010
	(unaudited)
		(Niska Predecessor)
Cash and cash equivalents	$39,097	$131,559

Borrowings under revolving credit facility	$—	$—
Total debt excluding revolving credit facility	$800,000	$800,000
Partners’ equity	$943,345	$929,786